As filed with the Securities and Exchange Commission on July 2, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0685613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200 Chatsworth, California	91311-6104
(Address of Principal Executive Offices)	(Zip Code)
IMAGE ENTERTAINMENT, INC. 2008 STOCK AWARDS AND INCENTIVE PLAN
(Full title of the plan)
Michael B. Bayer
General Counsel and Vice President, Business & Legal Affairs
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311-6104
(Name and address of agent for service)
(818) 407-9100
(Telephone number, including area code, of agent for service)

Copy to:
David J. Katz
Perkins Coie LLP
1888 Century Park E., Suite 1700
Los Angeles, California 90067-1721
(310) 788-9900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (1)	share (2)	price (2)	registration fee
Common stock, par value $0.0001 per share, under the Image Entertainment, Inc. 2008 Stock Awards and Incentive Plan(3)	1,000,000	$1.00	$1,000,000.00	$55.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that may become issuable under the Registrant’s 2008 Stock Awards and Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act. The proposed maximum offering price per share is estimated to be $1.00 based on the average of the high sales price ($1.03) and the low sales price ($0.97) for the Registrant’s common stock as reported by the NASDAQ Global Market on June 29, 2009.

(3)	Includes associated preferred stock purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or transferred separately from the common stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     Image Entertainment, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
     (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (File No. 000-11071), filed on June 29, 2009, which contains audited financial statements for the latest fiscal year for which such statements have been filed;
     (b) the Registrant’s Current Reports on Form 8-K filed on April 3, 2009, April 10, 2009 (two 8-Ks filed on such date), April 17, 2009, April 23, 2009, June 25, 2009 (except for the information under Item 2.02 and the related exhibit) and July 2, 2009 (except for the information under Item 7.01 and the related exhibit) (File No. 000-11071);
     (c) the description of the Registrant’s common stock contained in its Current Report on Form 8-K, filed on July 2, 2009 (File No. 000-11071), including any amendment or report filed for the purpose of updating such description; and
     (d) the description of the Registrant’s preferred stock purchase rights contained in the Registrant’s registration statement on Form 8-A (File No. 000-11071), filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 3, 2005, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A filed on April 2, 2007, Amendment No. 2 to Form 8-A on Form 8-A/A filed on July 2, 2007, Amendment No. 3 to Form 8-A on Form 8-A/A filed on February 6, 2008 and Amendment No. 4 to Form 8-A on Form 8-A/A filed on November 21, 2008, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     None.

Item 6.	Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in a derivative action if such director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. If a director of officer is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issuer or matter therein, the director or officer must be indemnified against expenses actually and reasonable incurred in connection with the action, suit or proceeding. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to a director of officer upon receipt of an undertaking to repay the amounts advanced if it is ultimately determined that the person is not entitled to be indemnified.
     Section 8 of the Registrant’s Certificate of Incorporation provides that, except to the extent the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment to or repeal of Section 8 of the Certificate of Incorporation or the relevant provisions of the DGCL will not apply nor have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal. Notwithstanding Section 8 of the Registrant’s Certificate of Incorporation, each director will continue to be subject to liability for (i) a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) for any transaction from which the director derived an improper personal benefit, and (iv) unlawful payment of dividends or unlawful stock repurchases or redemptions.
     Article 9 of the Registrant’s Bylaws provide that (i) the Registrant will indemnify, to the fullest extent permitted by the DGCL, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an “Agent”), (ii) the Registrant will advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain conditions), (iii) the rights conferred in the Bylaws are not exclusive and (iv) the Registrant is authorized to purchase and maintain insurance to protect itself and any Agent against any expense, whether or not the Registrant would have the power to indemnify the Agent against such expense under applicable law or the Bylaws.
     The Registrant has entered into indemnification agreements with each of its current executive officers and directors. The indemnification agreements provide for the maximum indemnity available to officers and directors under the DGCL, as well as additional procedural protections. The agreements also require the Registrant, to the extent permitted by law, to advance any expenses incurred by the officers or directors as a result of any proceeding against them as to which they could be indemnified.
     The Registrant maintains a policy of directors and officers liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

Exhibit
Number		Description of Document

5.1	+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	+	Consent of BDO Seidman, LLP, independent registered public accounting firm

23.2	+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	+	Power of Attorney (see signature page)

99.1	*	Image Entertainment, Inc. 2008 Stock Awards and Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K (File No. 000-11071), filed on June 29, 2009)

+	Filed herewith.

*	Incorporated herein by reference.

Item 9.	Undertakings.
     A. The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
               (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on June 30, 2009.

IMAGE ENTERTAINMENT, INC.
By:	/s/ Jeff M. Framer
Jeff M. Framer
President and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Jeff M. Framer as his or her attorney-in-fact with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 30, 2009.

Signature	Title
/s/ Jeff M. Framer Jeff M. Framer	President and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)
/s/ Martin W. Greenwald Martin W. Greenwald	Chairman of the Board
/s/ David Coriat David Coriat	Director
/s/ Ira S. Epstein Ira S. Epstein	Director
/s/ Gary Haber Gary Haber	Director
/s/ M. Trevenen Huxley M. Trevenen Huxley	Director
/s/ Robert J. McCloskey Robert J. McCloskey	Director

EXHIBIT INDEX

Exhibit
Number		Description of Document

5.1	+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	+	Consent of BDO Seidman, LLP, independent registered public accounting firm

23.2	+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	+	Power of Attorney (see signature page)

99.1	*	Image Entertainment, Inc. 2008 Stock Awards and Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K (File No. 000-11071), filed on June 29, 2009)

+	Filed herewith.

*	Incorporated herein by reference.